Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report, dated March 28, 2016 except for Note 15 which is dated June 15, 2016, with respect to the consolidated balance sheets of EcoArk, Inc. and Subsidiaries (the “Company”) as of December 31, 2015 and 2014 and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, filed on May 10, 2016 in Current Report on Form 8-K (Amendment No. 2).

/s/ KBL, LLP

KBL, LLP

New York, NY

July 6, 2016

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